FOR IMMEDIATE RELEASE
Mark A. Rozelle
Media and Investor Relations
(203) 622-3520
UST ANNOUNCES ROBERT T. D’ALESSANDRO TO RETIRE AS CFO
GREENWICH, Conn., Mar. 14, 2007 — UST Inc. (NYSE: UST), announced today that Robert T. D’Alessandro, chief financial officer, will be retiring from the Company. The Company has commenced a search to identify a successor. In the interim, Mr. D’Alessandro’s responsibilities will be assumed by James D. Patracuolla, the Company’s chief accounting officer, effective immediately.
“Bob has been instrumental in strengthening our financial controls and developing state of the art financial management and reporting systems. During his tenure as CFO, he has also developed a talented finance organization,” said Murray S. Kessler, UST president and chief executive officer. “I appreciate Bob’s many years of service to our organization and thank him for his many contributions to our success. We all wish him well in his future endeavors.”
Mr. D’Alessandro has served as senior vice president and chief financial officer since January 2000 and has held various positions of increased authority in the accounting and financial controls function since joining the Company in 1981.
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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines including Chateau Ste. Michelle, Columbia Crest, Conn Creek and Villa Mt. Eden, as well as distributes and markets Antinori products in the U.S.